EXHIBIT 23.1

Consent of Semple & Cooper, LLP, Independent Public Accountants

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated July 25, 2003 relating to the consolidated statements of financial condition of Global Entertainment Corporation as of May 31, 2003, and May 31, 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended May 31, 2003, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ SEMPLE & COOPER LLP

September 25, 2003